Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Michele Howard
770-441-2051

IMMUCOR ANNOUNCES FISCAL SECOND QUARTER RESULTS

NORCROSS, Ga., January 6, 2010 – Immucor, Inc. (NASDAQ: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2010 second quarter ended November 30, 2009.

Highlights
•	Revenue for the second quarter of fiscal 2010 was $82.6 million, up 13% from $73.0 million in the prior year quarter.
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Gross margin was 70.4% in the quarter, compared with 73.3% in the prior year quarter. Current quarter gross margin included expenses of approximately $1.8 million related to the Quality Process Improvement Project.

•
Diluted earnings per share totaled $0.28 in the quarter, compared with $0.24 for the same period last year. The current year quarter included the impact from the Quality Process Improvement Project of approximately $0.02 per diluted share, net of tax.

•	Cash flow from operations for the six months ended November 30, 2009 was $34.1 million, compared with $32.3 million in the prior year.
•	Worldwide instrument orders received in the fiscal second quarter were 77 Echo® orders and 27 Galileo® orders.
•	The Company repurchased approximately 300,000 shares of its stock during the second quarter of fiscal 2010 for a total of approximately $5.5 million.

“We continue to deliver strong financial results due to the success of our automation strategy and the needs-based aspect of our business,” stated Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer. “The recurring nature of our reagents business provides a solid base for our financial results.”

Selected Product Revenue and Gross Margin
($ amounts in thousands)
	Fiscal Q2 2010		Fiscal Q2 2009		Revenue Growth
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$51,361	76.8%	$47,229	80.8%	$4,132	9%
Capture reagents	20,005	81.6%	16,524	84.6%	3,481	21%
Instruments	10,025	22.0%	8,609	13.0%	1,416	16%

Consolidated revenue was $82.6 million in the current year quarter, an increase of approximately $9.5 million, or 13%, over the second quarter of fiscal 2009. Revenue in the quarter benefited from both price and volume contributions. Revenue in the quarter, as compared with the second quarter of fiscal 2009, was favorably impacted by approximately $1.9 million due to fluctuations in foreign currency exchange rates.

Consolidated gross margin was $58.1 million, or 70.4% of revenue, in the current year quarter compared with $53.6 million, or 73.3% of revenue, in the prior year quarter. During the current year quarter, gross margin was negatively impacted by the costs related to the Company’s Quality Process Improvement Project. The Project, which began during the third quarter of fiscal 2009, is expected to address the deficiencies noted by the Food and Drug Administration in its June 2009 administrative action. These remediation efforts provide the foundation for the Project’s longer term goal of establishing a world-class quality system.

“We are committed to meeting our FDA obligations and developing a world-class quality system through our Quality Process Improvement Project,” stated Dr. De Chirico. “We continue to make good progress on the Project and to dedicate the necessary internal and external resources to ensure that risks are appropriately addressed and the Project is completed on time. We now expect to spend between $6 million and $7 million on the Project in fiscal 2010. We continue to expect our Project remediation efforts to be completed by the end of our third fiscal quarter of 2010.”

Operating Expenses
Operating expenses for the second quarter of fiscal 2010 increased by approximately $1.8 million, or 7%, over the prior year quarter. The increase was primarily attributable to increased legal expenses as well as increased research and development expenses related to the next generation automated instrument for molecular immunohematology.

Summary of Instrument Orders

Instrument	Q2 2010 Orders			2010 Year-to-date Orders
	N.A. (1)	ROW(2)	Total		Cumulative Orders (3)
Echo	55	22	77	117	720
Galileo	3	24	27	41	678
(1) N.A. – North America (the U.S. and Canada)
(2) ROW – all parts of the world other than the U.S. and Canada
(3) Cumulative Orders – total orders received since the launch of the instrument

Of the cumulative orders since the instruments’ launch, approximately 498 Echo orders and 634 Galileo orders were generating reagent revenue at their expected annualized run rate as of November 30, 2009, an increase of 68 Echo instruments and 20 Galileo instruments in the fiscal second quarter.

“We continue to penetrate the market with our Echo instrument. The Echo was specifically developed to meet the needs of small- to medium-sized hospitals, which historically has been a heavily manual segment of the U.S market,” stated Dr. De Chirico. “For fiscal 2010, we expect to be toward the low end of our guidance range of 280 to 320 Echo orders for the full year.”

“We are excited about the upcoming launch of our next generation high volume instrument, the Galileo Neo™, which we continue to target for the first calendar quarter of 2010,” stated Dr. De Chirico. “Our expectations for Galileo orders, which include the current Galileo instrument as well as the Neo, are to be toward the high end of our guidance range of 50 to 70 orders in fiscal 2010. We continue to expect orders in the U.S. and Canada to be lower until the introduction of the Neo.”

Fiscal 2010 Financial Guidance

The Company continues to expect fiscal 2010 consolidated revenue in the range of $322 million to $332 million and consolidated gross margins in the range of 70.0% to 71.5%. Expenses related to the Company’s Quality Process Improvement Project are included in cost of goods sold. The Company expects expenses related to the Project in fiscal 2010 to be in the range of $6.0 million to $7.0 million, as compared with previous expectations of $4.0 million to $4.5 million.

The Company continues to expect diluted earnings per share to be in the range of $1.10 to $1.17 for fiscal 2010, which includes the approximately $0.05 per share to $0.06 per share impact, net of tax, related to the Quality Process Improvement Project. The Company’s fiscal 2010 guidance also includes a full year of BioArray expenses. BioArray was acquired on August 4, 2008.

Share Repurchase

The Company also announced today that it repurchased approximately 300,000 shares of its stock during the second quarter of fiscal 2010 for a total of approximately $5.5 million. The total authorization remaining under the stock repurchase program is approximately 2.2 million shares as of November 30, 2009.

Conference Call

Immucor, Inc. will host a conference call Thursday, January 7, 2010 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “About Us – Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on January 7th by dialing 1-866-475-1458 (Passcode: 6533).

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement
This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2010 revenue projections, gross margin projections and fully diluted earnings per share projections; Quality Process Improvement Project projections, including projected expenses and completion date; instrument order projections; and the timing of the Galileo Neo introduction. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome and costs associated with the Company’s Quality Process Improvement Project; the outcome of the administrative action (“notice of intent to revoke our biological license”) received from the Food and Drug Administration (“FDA”); customer reaction to the FDA action and the subsequent impact on the business; lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the failure of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the development of the Galileo Neo as well as the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese and French subsidiaries as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and the Federal Trade Commission, and the related customer and shareholder lawsuits; the Company’s inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-Q for the quarter ended November 30, 2009 and its Form 10-K for the year ended May 31, 2009.  Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2009	2008	2009	2008
NET SALES	$82,570	$73,021	$165,641	$146,197
COST OF SALES	24,431	19,463	47,813	39,214
GROSS PROFIT	58,139	53,558	117,828	106,983

OPERATING EXPENSES
Research and development	3,898	2,896	7,721	4,777
Selling and marketing	9,765	10,538	19,229	19,732
Distribution	3,721	3,549	7,226	7,017
General and administrative	9,020	7,642	17,508	15,375
Amortization expense	1,073	1,071	2,140	1,596
Total operating expenses	27,477	25,696	53,824	48,497

INCOME FROM OPERATIONS	30,662	27,862	64,004	58,486

NON-OPERATING INCOME (EXPENSE)
Interest income	94	586	284	1,380
Interest expense	(8)	(77)	(13)	(203)
Other, net	(48)	(1,230)	(18)	(1,650)
Total non-operating income (expense)	38	(721)	253	(473)

INCOME BEFORE INCOME TAXES	30,700	27,141	64,257	58,013
PROVISION FOR INCOME TAXES	10,998	9,803	23,222	20,718
NET INCOME	$19,702	$17,338	$41,035	$37,295

Earnings per share:
Per common share - basic	$0.28	$0.25	$0.58	$0.53
Per common share - diluted	$0.28	$0.24	$0.58	$0.52
Weighted average shares outstanding:
Basic	70,090	70,409	70,244	70,338
Diluted	70,632	71,227	70,754	71,219

NOTE: Certain prior year operating expenses have been reclassified to conform with current year presentation.

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)

	November 30,	May 31,
	2009	2009

Cash	$156,066	$136,461
Accounts receivable – trade, net	60,789	57,017
Inventories	42,481	38,256
Total current assets	271,870	244,850
Property and equipment, net	48,811	43,461
Total assets	481,058	451,340

Accounts payable	10,144	9,344
Deferred revenue, current portion	10,812	11,222
Total current liabilities	46,119	52,288
Deferred revenue, long-term portion	8,826	10,871
Other liabilities	3,514	3,603
Shareholders' equity	422,599	384,578

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended
	November 30,	November 30,
	2009	2008
OPERATING ACTIVITIES:
Net income	$41,035	$37,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,024	6,313
Share-based compensation expense	2,650	2,478
Deferred income taxes	(2,078)	850
Excess tax benefit from share-based compensation	(166)	(2,880)
Other	390	579
Changes in operating assets and liabilities, net of effects from acquired companies	(15,709)	(12,327)
Cash provided by operating activities	34,146	32,308

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,484)	(3,602)
Acquisition of businesses, net of cash acquired	-	(108,537)
Cash used in investing activities	(4,484)	(112,139)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	-	(229)
Repurchase of common stock	(11,727)	(5,644)
Proceeds from exercise of stock options	210	2,452
Excess tax benefit from share-based compensation	166	2,880
Cash used in financing activities	(11,351)	(541)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1,294	(2,382)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,605	(82,754)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,461	175,056
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$156,066	$92,302

Supplemental Information – Non-Cash Investing and Financing Activities:
Movement from inventory to property and equipment of instruments placed on rental agreements	$6,197	$2,762